Exhibit 99.1

Bogota Financial Corp. Reports Results for the
Three and Twelve Months Ended December 31, 2025

NEWS PROVIDED BY Bogota Financial Corp.

Teaneck, New Jersey, February 13, 2026 – Bogota Financial Corp. (NASDAQ: BSBK) (the “Company”), the holding company for Bogota Savings Bank (the “Bank”), reported net income for the three months ended December 31, 2025 of $680,000 or $0.05 per basic and diluted share, compared to a net loss of $930,000 or $0.07 per basic and diluted share for the comparable prior year period. The Company reported net income for the year ended December 31, 2025 of $2.1 million or $0.17 per basic and diluted share compared to a net loss of $2.2 million, or $0.17 per basic and diluted share, for the prior year.

Other Financial Highlights:

●
Total assets decreased $66.7 million, or 6.9%, to $904.9 million at December 31, 2025 from $971.5 million at December 31, 2024, largely due to a decrease in cash and cash equivalents and loans, offset by an increase in securities available for sale.

●	Cash and cash equivalents decreased $16.6 million, or 31.8%, to $35.6 million at December 31, 2025 from $52.2 million at December 31, 2024, due to cash used to purchase securities available for sale.

●
Securities available for sale increased $17.8 million, or 12.7%, to $158.1 million at December 31, 2025 from $140.3 million at December 31, 2024.  Average yields on securities available for sale increased 143 basis points from 3.88% for the twelve months ended December 31, 2024, to 5.31% for the twelve months ended December 31, 2025, due to the balance sheet restructuring that took place in December 2024.

●
Net loans decreased $64.1 million, or 9.0%, to $647.6 million at December 31, 2025 from $711.7 million at December 31, 2024 due to decreases in residential, multi-family, commercial and industrial and construction loans, offset by an increase in commercial real estate loans. Average yields on net loans increased 19 basis points from 4.69% for the twelve months ended December 31, 2024, to 4.88% for the twelve months ended December 31, 2025 due to a higher proportion of commercial real estate loans.

●
Total deposits at December 31, 2025 were $652.4 million, increasing $10.3 million, or 1.6%, as compared to $642.2 million at December 31, 2024, primarily due to a $14.8 million increase in interest-bearing deposits offset by a $4.5 million decrease in non-interest bearing checking accounts. The average rate paid on deposits decreased 43 basis points to 3.30% for 2025 from 3.73% for 2024 due to lower market interest rates and an increase in NOW accounts, which increased $10.5 million, or 19.0%, to $65.5 million at December 31, 2025 from $55.0 million at December 31, 2024. The cost of such accounts also increased 23 basis points to 2.76% for 2025 from 2.53% for 2024.

●	Federal Home Loan Bank advances decreased $78.9 million, or 45.8% to $93.3 million at December 31, 2025 from $172.2 million as of December 31, 2024.

●	As of December 31, 2025, the Company repurchased 76,673 shares of its common stock at a cost of $656,000, pursuant to its current program, which allows for the repurchase of up to 237,950 shares.

Kevin Pace, President and Chief Executive Officer, said “This year’s results reflect the strength of our strategy and the disciplined execution of our team. After navigating a challenging period, we made significant strides returning to profitability with 2025 net income of $2.1 million compared to a loss of $2.2 million the prior year.  With a more resilient balance sheet and a clear focus on responsible growth, we are well positioned to deliver long-term value for our shareholders and a meaningful impact across our communities. As we look ahead, we remain focused on investing in our customers, expanding our capabilities, and delivering consistent long-term value.  Our 2026 growth plan includes a new branch location in Central/Southern New Jersey, with an anticipated opening in early summer.  We continue to work through our sixth stock buyback program with a commitment to adding shareholder value.”

Income Statement Analysis

Comparison of Operating Results for the Three Months Ended December 31, 2025 and December 31, 2024

Net income increased by $1.6 million to net income of $681,000 for the three months ended December 31, 2025 from a net loss of $930,000 for the three months ended December 31, 2024.  This increase was primarily due to an increase of $359,000 in interest income, a $1.5 million decrease in interest expense and a decrease of $460,000 in income tax expense, offset by a $229,000 increase in non-interest expense and a $193,000 decrease in non-interest income.

Interest income increased $359,000, or 3.4%, from $10.6 million for the three months ended December 31, 2024 to $11.0 million for the three months ended December 31, 2025 due to higher yields on interest-earning assets offset by lower average balances.

Interest income on cash and cash equivalents increased $167,000, or 87.4%, to $358,000 for the three months ended December 31, 2025 from $191,000 for the three months ended December 31, 2024 due to a $12.7 million increase in the average balance to $26.2 million for the three months ended December 31, 2025 from $13.5 million for the three months ended December 31, 2024, reflecting the increase of liquidity due to lower loan originations. Due to rate cuts enacted by the Board of Governors of the Federal Reserve System in the third and fourth quarters of the year, the yield on cash and cash equivalents decreased 20 basis points from 5.61% for the three months ended December 31, 2024 to 5.41% for the three months ended December 31, 2025.

Interest income on loans decreased $110,000, or 1.3%, to $8.4 million for the three months ended December 31, 2025 compared to $8.5 million for the three months ended December 31, 2024 primarily due to a $55.4 million decrease in the average balance to $662.1 million for the three months ended December 31, 2025 from $717.4 million for the three months ended December 31, 2024, offset by a 31 basis point increase in the average yield from 4.73% for the three months ended December 31, 2024 to 5.04% for the three months ended December 31, 2025.

Interest income on securities increased $409,000, or 24.7%, to $2.1 million for the three months ended December 31, 2025 from $1.7 million for the three months ended December 31, 2024 primarily due to a 146 basis point increase in the average yield from 3.77% for the three months ended December 31, 2024 to 5.23% for the three months ended December 31, 2025 as a result of the balance sheet restructuring that took place in December 2025 offset by a $17.7 million decrease in the average balance to $157.6 million for the three months ended December 31, 2025 from $175.3 million for the three months ended December 31, 2024.

Interest expense decreased $1.4 million, or 17.7%, from $8.1 million for the three months ended December 31, 2024 to $6.7 million for the three months ended December 31, 2025 due to lower costs on interest-bearing liabilities and a $72.1 million decrease in the average balance of interest-bearing liabilities from $805.9 million for the three months ended December 31, 2024 to $733.8 million for the three months ended December 31, 2025. During the three months ended December 31, 2025, the use of cash flow hedges reduced interest expense by $76,000, compared to $280,000 in the same period of 2024.

Interest expense on interest-bearing deposits decreased $657,000, or 14.5%, to $5.5 million for the three months ended December 31, 2025 from $6.2 million for the three months ended December 31, 2024. The decrease was due to a 51 basis point decrease in the average cost of deposits to 3.51% for the three months ended December 31, 2025 from 4.02% for the three months ended December 31, 2024.  The average balances of certificates of deposit decreased slightly to $501.3 million for the three months ended December 31, 2025 from $501.9 million for the three months ended December 31, 2024 while NOW and money market accounts and savings accounts increased $5.1 million and $7.7 million for the three months ended December 31, 2025, respectively, compared to the three months ended December 31, 2024.

Interest expense on Federal Home Loan Bank borrowings decreased $774,000, or 40.8%, from $1.9 million for the three months ended December 31, 2024 to $1.1 million for the three months ended December 31, 2025. The decrease was due to a decrease in the average balance of borrowings of $84.3 million to $107.9 million for the three months ended December 31, 2025 from $192.2 million for the three months ended December 31, 2024, which was partially offset by an increase in the average cost of 20 basis points to 4.12% for the three months ended December 31, 2025 from 3.92% for the three months ended December 31, 2024. At December 31, 2025, cash flow hedges used to manage interest rate risk had a notional value of $85.0 million, while fair value hedges totaled $60.0 million in notional value.

Net interest income increased $1.8 million, or 71.6%, to $4.3 million for the three months ended December 31, 2025 from $2.5 million for the three months ended December 31, 2024.  The increase reflected a 90 basis point increase in our net interest rate spread to 1.51% for the three months ended December 31, 2025 from 0.61% for the three months ended December 31, 2024. Our net interest margin increased 91 basis points to 2.00% for the three months ended December 31, 2025 from 1.09% for the three months ended December 31, 2024.

We recorded a $218,000 recovery for credit losses for the three months ended December 31, 2024 compared to no provision for credit losses for the three-month period ended December 31, 2025.  The recovery in the fourth quarter of 2024 and no provisions in the fourth quarter of 2025 reflects the decrease in the loan portfolio and no charge-offs.

Non-interest income decreased bthe193,000, or 46.1%, to $226,000 for the three months ended December 31, 2025 from $419,000 for the three months ended December 31, 2024.  Gain on sale of loans decreased $20,000, or 100.0%, due to no sales during 2025 and gain on sale of assets in 2024 was higher by $68,000 as proceeds from the sale-leaseback transaction exceeded the loss on securities. Other income decreased $96,000 due to a net loss on the investment in a limited partnership.

For the three months ended December 31, 2025, non-interest expense increased $229,000, or 6.3%, over the comparable December 31, 2024 period. Occupancy and equipment increased $380,000, or 109.0%, due to higher lease expense associated with the sale leaseback transaction that took place in December 2024. Salaries and employee benefits decreased $10,000, or 0.4%, due to lower headcount. Professional fees increased $15,000, or 13.6%, due to higher legal costs in 2025. FDIC insurance premiums decreased $16,000, or 14.0%, due to a lower assessment rate in 2025. Data processing expense decreased $33,000, or 11.9%, due to lower processing costs. Director fees decreased $104,000, or 66.7%, due to lower pension expense. The decrease in advertising expense of $20,000, or 32.4%, was due to reduced promotions for branch locations and less promotions on deposit and loan products. Other expense increased $15,000, or 7.1%, due to higher miscellaneous expenses.

Income tax expense decreased $460,000, or 102.3%, to a benefit of $11,000 for the three months ended December 31, 2025 from an expense of $450,000 for the three months ended December 31, 2024. The decrease was due to tax reserves on uncertain deferred tax assets that were required in 2024.

Comparison of Operating Results for the Twelve Months Ended December 31, 2025 and December 31, 2024

Net income increased by $4.3 million, or 196.3%, to net income of $2.1 million for the twelve months ended December 31, 2025 from net loss of $2.2 million for the twelve months ended December 31, 2024. This increase was primarily due to an increase of $4.9 million in net interest income, an increase of $420,000 in non-interest income offset by an increase of $707,000 in non-interest expense and an increase of $353,000 in income tax.

Interest income increased $1.3 million, or 3.0%, from $41.8 million for the twelve months ended December 31, 2024 to $43.0 million for the twelve months ended December 31, 2025 due to higher yields on interest-earning assets offset by lower average balances.

Interest income on cash and cash equivalents increased $302,000, or 49.8%, to $908,000 for the twelve months ended December 31, 2025 from $606,000 for the twelve months ended December 31, 2024due to a 72 basis point decrease in the average yield from 5.94% for the twelve months ended December 31, 2024 to 5.22% for the twelve months ended December 31, 2025 due to the lower interest rate environment for most of 2025, offset by a $7.2 million increase in the average balance to $17.4 million for the twelve months ended December 31, 2025 from $10.2 million for the twelve months ended December 31, 2024

Interest income on loans increased $110,000, or 0.3%, to $33.5 million for the twelve months ended December 31, 2025 compared to $33.4 million for the twelve months ended December 31, 2024 primarily due to a 19 basis point increase in the average yield from 4.69% for the twelve months ended December 31, 2024 to 4.88% for the twelve months ended December 31, 2025 offset by a $26.3 million decrease in the average balance to $686.9 million for the twelve months ended December 31, 2025 from $713.1 million for the twelve months ended December 31, 2024.

Interest income on securities increased $1.0 million, or 14.5%, to $7.9 million for the twelve months ended December 31, 2025 from $6.9 million for the twelve months ended December 31, 2024 due to a 143 basis point increase in the average yield from 3.88% for the twelve months ended December 31, 2024 to 5.31% for the twelve months ended December 31, 2025, offset by a $29.1 million decrease in the average balance of securities to $149.5 million for the twelve months ended December 31, 2025 from $178.7 million for the twelve months ended December 31, 2024.

Interest expense decreased $3.7 million, or 11.7%, from $31.2 million for the twelve months ended December 31, 2024 to $27.5 million for the twelve months ended December 31, 2025 due to lower costs on interest-bearing liabilities. During the twelve months ended December 31, 2025, the use of cash flow hedges reduced the interest expense on the Federal Home Loan Bank advances by $644,000, compared to $1.5 million for 2024.

Interest expense on interest-bearing deposits decreased $2.1 million, or 8.7%, to $22.5 million for the twelve months ended December 31, 2025 from $24.6 million for the twelve months ended December 31, 2024. The decrease was due to a 32 basis point decrease in the average cost of interest-bearing deposits to 3.65% for the twelve months ended December 31, 2025 from 3.97% for the twelve months ended December 31, 2024 and a $3.9 million decrease in the average balance of interest-bearing deposits. The decrease in the average cost of deposits was due to the lower interest rate environment and a change in the composition of the deposit portfolio. The average balances of certificates of deposit decreased $15.6 million to $492.8 million for the twelve months ended December 31, 2025 from $508.3 million for the twelve months ended December 31, 2024 while NOW and money market accounts and savings accounts increased $6.4 million and $5.3 million for the twelve months ended December 31, 2025, respectively, compared to the twelve months ended December 31, 2024.

Interest expense on Federal Home Loan Bank borrowings decreased $1.5 million, or 23.1%, from $6.6 million for the twelve months ended December 31, 2024 to $5.1 million for the twelve months ended December 31, 2025. The decrease was due to a decrease in the average balance of borrowings of $48.1 million to $127.9 million for the twelve months ended December 31, 2025 from $176.0 million for the twelve months ended December 31, 2024.  The decrease was offset by an increase in the average cost of 22 basis points to 3.97% for the twelve months ended December 31, 2025 from 3.76% for the twelve months ended December 31, 2024 due to maturity of low cost borrowings.  At December 31, 2025, cash flow hedges used to manage interest rate risk had a notional value of $85.0 million, while fair value hedges totaled $60.0 million in notional value.

Net interest income increased $4.9 million, or 46.6%, to $15.5 million for the twelve months ended December 31, 2025 from $10.7 million for the twelve months ended December 31, 2024.  The increase reflected a 63 basis point increase in our net interest rate spread to 1.29% for the twelve months ended December 31, 2025 from 0.66% for the twelve months ended December 31, 2024. Our net interest margin increased 64 basis points to 1.80% for the twelve months ended December 31, 2025 from 1.16% for the twelve months ended December 31, 2024.

We recorded a $130,000 recovery of credit losses for the twelve months ended December 31, 2025 compared to a $148,000 recovery for credit losses for the twelve-month period ended December 31, 2024 which reflected a decrease in the loan portfolio, as well as no charge-offs during the years. This recovery was inclusive of the effect due to the transfer of certain securities from the held to maturity portfolio to the available for sale portfolio, which resulted in a $108,000 recovery for credit losses for the 2024 period.

Non-interest income increased by $420,000, or 31.1%, primarily due to an increase in bank owned life insurance of $564,000, or 64.7%, due to collection of death proceeds in 2025 offset by a decrease of $96,000 in other income due to a net loss on the investment in a limited partnership.

For the twelve months ended December 31, 2025, non-interest expense increased $707,000, or 8.8%, compared to the twelve months ended December 31, 2024. Occupancy and equipment increased $1.2 million, or 82.7%, due to higher lease expense associated with the sale leaseback transaction that took place in December 2024. Salaries and employee benefits decreased $251,000, or 2.9%, due to a lower employee count when compared to 2024. Professional fees increased $265,000 or 33.5%, due to higher legal expense.  Data processing decreased $47,000, or 3.9%, due to lower processing costs. Other expense decreased $168,000, or 17.5%, due to lower miscellaneous expenses.

Income tax expense increased $353,000, to a benefit of $18,000 for the twelve months ended December 31, 2025 from a benefit of $372,000 for the twelve months ended December 31, 2024. The increase in expense was due to $4.1 million, or 118.0%, of higher taxable income. The effective tax rate for the twelve months ended December 31, 2025 and December 31, 2024 were (0.88%) and (14.62%), respectively.

 Balance Sheet Analysis

Total assets were $904.9 million at December 31, 2025, representing a decrease of $66.7 million, or 6.9%, from December 31, 2024.  Cash and cash equivalents decreased $16.6 million during the period primarily due to purchases of securities available for sale. Net loans decreased $64.1 million, or 9.0%, due to $105.1 million in repayments, partially offset by new production of $41.0 million. This resulted in a $28.9 million decrease in the balance of residential loans, a $21.1 million decrease in construction loans, a $3.0 decrease in commercial and industrial loans and a decrease of $15.2 million in multi-family loans. These decreases were offset by a $4.0 million increase in commercial real estate loans.  Due to the interest rate environment, we have seen a decrease in demand for residential and construction loans, which have been primary drivers of our loan growth in recent periods.  Securities available for sale increased $17.8 million or 12.7%, due to the purchases of mortgage-backed securities and corporate bonds. The Company also made a $2.5 million equity investment as part of a $10 million commitment to fund a limited partnership that invests in sale leaseback transactions.

Delinquent loans increased $13.3 million to $27.6 million, or 3.1% of total loans, at December 31, 2025. The increase was mostly due to three commercial real estate loans with a balance of $13.7 million with no specific reserves needed. During the same timeframe, non-performing assets decreased to $13.1 million and were 1.5% of total assets at December 31, 2025. No loans were charged-off during the twelve months ended December 31, 2025 or December 31, 2024.  The Company’s allowance for credit losses was 0.39% of total loans and 18.7% of non-performing loans at December 31, 2025 compared to 0.37% of total loans and 18.8% of non-performing loans at December 31, 2024.  At December 31, 2025, $10.9 million, or 83.2%, of the total non-performing loans consisted of one construction loan with a loan -to-value of 45%, which required no specific reserve. The Bank has limited exposure to commercial real estate loans secured by office space.

Total liabilities decreased $70.3 million, or 8.4%, to $764.0 million mainly due to a $78.9 million decrease in borrowings offset by a $10.3 million increase in deposits.  Total deposits increased $10.3 million, or 1.6%, to $652.4 million at December 31, 2025 from $642.2 million at December 31, 2024.  The increase in deposits reflected an increase in certificate of deposit accounts, which increased by $11.0 million to $493.9 million from $482.9 million at December 31, 2024, an increase in NOW deposits of $10.5 million to $65.5 million at December 31, 2025 from $55.0 million at December 31, 2024 and an increase in savings accounts which increased by $7.6 million from $47.0 million at December 31, 2024 to $54.6 million at December 31, 2025. These increases were offset by a decrease in money market deposit accounts, which decreased by $14.3 million to $10.2 million from $24.6 million at December 31, 2024 and by a decrease in noninterest bearing demand accounts, which decreased by $4.5 million from $32.7 million at December 31, 2024 to $28.2 million at December 31, 2025.  At December 31, 2025, brokered deposits were $109.7 million or 16.8% of deposits and municipal deposits were $45.1 million or 6.9% of deposits.  At December 31, 2025, uninsured deposits represented 6.9% of the Bank’s total deposits. Federal Home Loan Bank advances decreased $78.9 million, or 45.8% due to the increase in deposits and the decrease in assets. Total borrowing capacity at the Federal Home Loan Bank is $232.9 million, of which $93.3 million is advanced.

Total stockholders’ equity increased $3.6 million to $140.9 million at December 31, 2025, from $137.3 million at December 31, 2024. The increase was due to a reduction in the accumulated other comprehensive loss on the securities portfolio of $1.6 million and net income of $2.1 million, offset by the repurchase of 123,603 shares of stock at a total cost of $1.1 million. At December 31, 2025, the Company’s ratio of average stockholders’ equity-to-average total assets was 15.13%, compared to 14.10% at December 31, 2024.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from seven offices located in Bogota, Hasbrouck Heights, Newark, Oak Ridge, Parsippany, Teaneck and Upper Saddle River, New Jersey and operates a loan production office in Spring Lake, New Jersey.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, potential recessionary conditions, real estate market values in the Bank’s lending area, changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio; changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the impact of any potential federal government shutdown, the imposition of tariffs or other domestic or international governmental policies, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(unaudited)

	2025	2024
ASSETS
Cash and due from banks	$11,584,648	$18,020,527
Interest-bearing deposits in other banks	24,013,947	34,211,681
Cash and cash equivalents	35,598,595	52,232,208

Securities available for sale	158,064,631	140,307,447
Loans, net of allowance $2,529,949 and $2,620,949, at December 31, 2025 and 2024, respectively	647,645,607	711,716,236
Premises and equipment, net	4,399,202	4,727,302
Regulatory stock	5,403,900	8,923,000
Accrued interest receivable	4,261,410	4,232,563
Core deposit intangibles	107,604	152,893
Bank owned life insurance	31,774,855	31,859,604
Right-of-use asset	10,265,125	10,776,596
Investment in limited partnership	2,413,320	—
Other assets	5,013,251	6,562,035
Total assets	$904,947,500	$971,489,884

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits
Non-interest bearing	$28,177,516	$32,681,963
Interest bearing	624,269,541	609,506,079
Total deposits	652,447,057	642,188,042

FHLB advances-short term	20,000,000	29,500,000
FHLB advances-long term	73,322,132	142,673,182
Advance payments by borrowers for taxes and insurance	2,591,007	2,809,205
Lease liability	10,434,759	10,780,363
Other liabilities	5,244,197	6,249,932
Total liabilities	764,039,152	834,200,724

Stockholders' Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at December 31, 2025 and 2024	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 12,925,572 issued and outstanding at December 31, 2025 and 13,059,175 at December 31, 2024	129,255	130,592
Additional Paid-In capital	54,949,369	55,269,962
Retained earnings	92,097,426	90,006,648
Unearned ESOP shares (356,188 shares at December 31, 2025 and 382,933 shares at December 31, 2024)	(4,219,390)	(4,520,594)
Accumulated other comprehensive loss	(2,048,312)	(3,597,448)
Total stockholders' equity	140,908,348	137,289,160
Total liabilities and stockholders' equity	$904,947,500	$971,489,884

BOGOTA FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Interest income
Loans	$8,412,695	$8,522,844	$33,521,481	$33,411,221
Securities
Taxable	2,058,915	1,641,126	7,932,326	6,888,462
Tax-exempt	2,890	11,483	11,571	50,892
Other interest-earning assets	478,336	418,634	1,543,744	1,399,170
Total interest income	10,952,836	10,594,087	43,009,122	41,749,745
Interest expense
Deposits	5,542,688	6,200,367	22,454,118	24,584,690
FHLB advances	1,121,208	1,894,789	5,084,182	6,613,845
Total interest expense	6,663,896	8,095,156	27,538,300	31,198,535
Net interest income	4,288,940	2,498,931	15,470,822	10,551,210
Provision (credit) for credit losses	—	(218,000)	(130,000)	(148,000)
Net interest income after provision (credit) for credit losses	4,288,940	2,716,931	15,600,822	10,699,210
Non-interest income
Fees and service charges	55,668	64,285	230,945	228,685
Gain on sale of loans	—	20,232	37,830	31,942
Gain on sale of properties	5,973	9,005,245	5,973	9,005,245
Loss on sale of securities	—	(8,930,843)	—	(8,930,843)
Bank-owned life insurance	223,722	223,616	1,436,078	871,753
Other	(59,627)	36,202	57,330	141,622
Total non-interest income	225,736	418,737	1,768,156	1,348,404
Non-interest expense
Salaries and employee benefits	2,335,741	2,345,404	8,499,609	8,750,350
Occupancy and equipment	729,104	348,778	2,680,587	1,467,517
FDIC insurance assessment	94,947	110,464	403,905	424,090
Data processing	242,222	274,889	1,156,153	1,203,181
Advertising	41,135	60,840	172,985	371,790
Director fees	51,813	155,699	536,191	622,799
Professional fees	121,742	107,129	1,054,456	789,646
Other	227,678	212,632	792,592	960,230
Total non-interest expense	3,844,382	3,615,835	15,296,478	14,589,603
Income (loss) before income taxes	670,294	(480,167)	2,072,500	(2,541,989)
Income tax (benefit) expense	(10,517)	449,834	(18,278)	(371,569)
Net income (loss)	$680,811	$(930,001)	$2,090,778	$(2,170,420)
Earnings (loss) per Share - basic	$0.05	$(0.07)	$0.17	$(0.17)
Earnings (loss) per Share - diluted	$0.05	$(0.07)	$0.17	$(0.17)
Weighted average shares outstanding - basic	12,605,383	12,686,765	12,632,118	12,767,628
Weighted average shares outstanding - diluted	12,608,747	12,686,765	12,634,039	12,767,628

BOGOTA FINANCIAL CORP.
SELECTED RATIOS
(unaudited)

	At or For the Three Months Ended December 31,		At or For the Twelve Months Ended December 31,
	2025	2024	2025	2024
Performance Ratios (1):
Return (loss) on average assets (2)	0.28%	(0.09)%	0.22%	(0.22)%
Return (loss) on average equity (3)	1.83%	(0.68)%	1.47%	(1.59)%
Interest rate spread (4)	1.51%	0.61%	1.29%	0.66%
Net interest margin (5)	2.00%	1.09%	1.80%	1.16%
Efficiency ratio (6)	85.15%	123.93%	88.29%	122.61%
Average interest-earning assets to average interest-bearing liabilities	116.11%	113.67%	114.48%	114.48%
Net loans to deposits	99.26%	110.83%	99.26%	110.83%
Equity to assets (7)	15.18%	13.99%	15.13%	14.10%
Capital Ratios:
Tier 1 capital to average assets			15.80%	13.34%
Asset Quality Ratios:
Allowance for credit losses as a percent of total loans			0.39%	0.37%
Allowance for credit losses as a percent of non-performing loans			19.38%	18.77%
Net charge-offs to average outstanding loans during the period			0.00%	0.00%
Non-performing loans as a percent of total loans			2.01%	1.95%
Non-performing assets as a percent of total assets			1.44%	1.44%

(1)	Certain performance ratios for the three-month periods are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average stockholders’ equity.
(4)
Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5%.

(5)
Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5% for 2025 and 2024.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average stockholders’ equity divided by average total assets.

LOANS

Loans are summarized as follows at December 31, 2025 and December 31, 2024:

	December 31,	December 31,
	2025	2024
Real estate:
Residential First Mortgage	$443,894,498	$472,747,542
Commercial Real Estate	121,960,681	118,008,866
Multi-Family Real Estate	58,944,579	74,152,418
Construction	22,046,399	43,183,657
Commercial and Industrial	3,211,338	6,163,747
Consumer	118,061	80,955
Total loans	650,175,556	714,337,185
Allowance for credit losses	(2,529,949)	(2,620,949)
Net loans	$647,645,607	$711,716,236

The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated (unaudited).

	At December 31,
	2025			2024
	Amount	Percent	Average Rate	Amount	Percent	Average Rate

Noninterest bearing demand accounts	$28,177,516	4.32%	—%	$32,681,963	5.09%	—%
NOW accounts	65,532,122	10.04	2.76	55,048,614	8.62	2.53
Money market accounts	10,244,512	1.57	0.44	24,578,021	2.18	0.58
Savings accounts	54,558,439	8.36	2.13	47,001,817	7.30	1.9
Certificates of deposit	493,934,468	75.70	3.75	482,877,627	76.81	4.37
Total	$652,447,057	100.00%	3.30%	$642,188,042	100.00%	3.73%

Average Balance Sheets and Related Yields and Rates

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	Three Months Ended December 31,
	2025			2024
	Average	Interest and	Yield/	Average	Interest and	Yield/
	Balance	Dividends	Cost (3)	Balance	Dividends	Cost (3)
	(Dollars in thousands)
	(unaudited)
Assets:
Cash and cash equivalents	$26,203	$358	5.41%	$13,547	$191	5.61%
Loans	662,072	8,412	5.04%	717,433	8,523	4.73%
Securities	157,645	2,062	5.23%	175,308	1,653	3.77%
Other interest-earning assets	6,075	121	7.98%	9,711	227	9.37%
Total interest-earning assets	851,995	10,953	5.11%	915,999	10,594	4.61%
Non-interest-earning assets	66,484			63,511
Total assets	$918,479			$979,510
Liabilities and equity:
NOW and money market accounts	$72,458	$454	2.49%	$67,362	$366	2.16%
Savings accounts	52,085	282	2.15%	44,425	213	1.91%
Certificates of deposit	501,341	4,807	3.80%	501,875	5,621	4.46%
Total interest-bearing deposits	625,884	5,543	3.51%	613,662	6,200	4.02%
Federal Home Loan Bank advances (1)	107,888	1,121	4.12%	192,196	1,895	3.92%
Total interest-bearing liabilities	733,772	6,664	3.60%	805,858	8,095	4.00%
Non-interest-bearing deposits	27,491			32,734
Other non-interest-bearing liabilities	17,785			3,837
Total liabilities	779,048			842,429
Total equity	139,431			137,081
Total liabilities and equity	$918,479			$979,510
Net interest income		$4,289			$2,499
Interest rate spread (2)			1.51%			0.61%
Net interest margin (3)			2.00%			1.09%
Average interest-earning assets to average interest-bearing liabilities	116.11%			113.67%

1.
Cash flow hedges are used to manage interest rate risk. During the three months ended December 31, 2025and 2024, the net effect on interest expense on the Federal Home Loan Bank advances was a reduced expense of $76,000 and $280,000 respectively.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets.

	Twelve Months Ended December 31,
	2025			2024
	Average	Interest and	Yield/	Average	Interest and	Yield/
	Balance	Dividends	Cost (3)	Balance	Dividends	Cost (3)
	(Dollars in thousands)
	(unaudited)
Assets:
Cash and cash equivalents	$17,390	$908	5.22%	$10,197	$606	5.94%
Loans	686,850	33,521	4.88%	713,138	33,412	4.69%
Securities	149,549	7,944	5.31%	178,684	6,939	3.88%
Other interest-earning assets	6,974	636	9.12%	9,106	793	8.71%
Total interest-earning assets	860,763	43,009	5.00%	911,125	41,750	4.58%
Non-interest-earning assets	58,254			59,511
Total assets	$919,017			$970,636
Liabilities and equity:
NOW and money market accounts	$73,918	$1,792	2.42%	$67,561	$1,359	2.01%
Savings accounts	49,298	1,025	2.08%	43,975	821	1.87%
Certificates of deposit	492,766	19,637	3.98%	508,327	22,405	4.41%
Total interest-bearing deposits	615,982	22,454	3.65%	619,863	24,585	3.97%
Federal Home Loan Bank advances (1)	127,933	5,084	3.97%	175,997	6,614	3.76%
Total interest-bearing liabilities	743,915	27,538	3.70%	795,860	31,199	3.92%
Non-interest-bearing deposits	31,008			31,572
Other non-interest-bearing liabilities	5,067			6,303
Total liabilities	779,990			833,735
Total equity	139,027			136,901
Total liabilities and equity	$919,017			$970,636
Net interest income		$15,471			$10,551
Interest rate spread (2)			1.29%			0.66%
Net interest margin (3)			1.80%			1.16%
Average interest-earning assets to average interest-bearing liabilities	115.71%			114.48%

1.
Cash flow hedges are used to manage interest rate risk. During the twelve months ended December 31, 2025 and 2024, the net effect on interest expense on the Federal Home Loan Bank advances was a reduced expense of $664,000 and $1.5 million, respectively.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2025 Compared to Three			2025 Compared to Twelve Months
	Months Ended December 31, 2024			Ended December 31, 2024
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
	(unaudited)
Interest income:
Cash and cash equivalents	$213	$(46)	$167	$383	$(81)	$302
Loans receivable	(2,465)	2,354	(111)	(1,254)	1,363	109
Securities	(973)	1,382	409	(1,258)	2,263	1,005
Other interest earning assets	(76)	(30)	(106)	(193)	36	(157)
Total interest-earning assets	(3,301)	3,660	359	(2,322)	3,581	1,259
Interest expense:
NOW and money market accounts	29	59	$88	137	296	433
Savings accounts	40	29	69	105	99	204
Certificates of deposit	(6)	(808)	(814)	(664)	(2,104)	(2,768)
Federal Home Loan Bank advances	(1,382)	608	(774)	(1,887)	357	(1,530)
Total interest-bearing liabilities	(1,319)	(112)	(1,431)	(2,309)	(1,352)	(3,661)
Net decrease in net interest income	$(1,982)	$3,772	$1,790	$(13)	$4,933	$4,920

Contacts
Kevin Pace – President & CEO, 201-862-0660 ext. 1110